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                                                                     Exhibit 5.1

                                 December 26, 1996



The SABRE Group Holdings, Inc.
4255 Amon Carter Boulevard
Fort Worth, Texas 76155

                   Registration Statement on Form S-8 pertaining to
             THE SABRE GROUP HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

Ladies and Gentlemen:

    I am Senior Vice President, General Counsel and Corporate Secretary of The SABRE Group Holdings, Inc., a Delaware corporation (the "Company"), and as such I am delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to 1,000,000 shares (the "Shares") of the Class A Common Stock, par value $.01 per share, of the Company, to be reserved for sale under The SABRE Group Holdings, Inc. Employee Stock Purchase Plan (the "Plan").

    In so acting, I have examined the Plan and have examined and relied upon the originals, or copies certified to my satisfaction, of such records, documents or other instruments as in my judgement are necessary or appropriate to enable me to render the opinion set forth below.

    Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when duly awarded in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  /s/ Andrew B. Steinberg
                                  Andrew B. Steinberg
                                  Senior Vice President, General
                                  Counsel and Corporate Secretary